Exhibit 99.1

SVB FINANCIAL GROUP APPOINTS ELIZABETH BURR TO ITS BOARD OF DIRECTORS

SANTA CLARA, Calif. — November 9, 2021 — SVB Financial Group (SVB) today announced the appointment of Elizabeth “Busy” Burr, former President and Chief Commercial Officer of Carrot, Inc., who has also led innovation efforts at Citigroup and Humana, to its board of directors, effective November 8, 2021. SVB Financial Group is the parent company of Silicon Valley Bank, the bank of the world’s most innovative companies and their investors. Burr will also serve on the board of directors of Silicon Valley Bank.

“Busy has critical experience working with some of the largest, most complex organizations in the world and she will offer an important perspective to SVB as it grows and takes on new challenges,” said Roger Dunbar, Chairman of SVB Financial Group’s Board of Directors.

SVB helps address the unique needs of entrepreneurs, innovative companies and their investors in the technology and life science sectors. The company offers a range of specialized financial services through locations around the world. With more than $191 billion in total assets and more than 6,200 employees globally, SVB strives to improve the probability of its clients’ success.

“Busy’s exciting career spanning strategy, finance, marketing and operations, shows that she is a life- long learner, and we are thrilled to have her and her creativity on our team,” said Greg Becker, President and CEO of SVB Financial Group. “Her direct experience with investment banking, corporate venture, entrepreneurship and the healthcare field will be extremely relevant as we grow and innovate our business in all of these areas.”

At Carrot, named a “Most Innovative Company” by Fast Company magazine in 2020, Burr led the team focused on bringing the company’s digital health solutions to market. She previously served as Vice President and Chief Innovation Officer at Humana, a $40 billion US healthcare company, and has held leadership positions at Citi Ventures, Gap and eBay. Starting her career in finance, Burr spent seven years in investment banking at Morgan Stanley and Credit Suisse First Boston, executing IPO and M&A transactions for companies in the technology space.

Burr is a sought-after speaker and collaborator, and a long-time performing member of the Bay Area improv troupe ‘Subject to Change’. She holds an MBA from Stanford and a bachelor’s degree in economics from Smith College.

Burr is currently a member of the Board of Directors for Rite Aid Corporation, mortgage solutions company Mr. Cooper Group, and not-for-profit Satellite Healthcare. She has been named one of Silicon Valley’s Women of Influence, has been honored as Frost & Sullivan’s Innovator of the Year, and in 2017 she was named to the Global Corporate Venturing (GCV) Powerlist.

For more information about SVB, visit www.svb.com.

About SVB Financial Group
For nearly 40 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

SVB Financial Group is the holding company for all business units and groups © 2021 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group. [SIVB-F]